Exhibit 99.1

CapStar Announces CFO Transition

NASHVILLE, Tenn., May 4, 2020 (GLOBE NEWSWIRE) -- CapStar Financial Holdings, Inc. (“CapStar”) (NASDAQ: CSTR) announced today the hiring of Michael J. Fowler as Chief Financial Officer. He will report to Timothy K. Schools, CapStar’s President and Chief Executive Officer. Fowler will succeed Robert B. Anderson who will remain with CapStar through June 30, 2020 to ensure a smooth transition.

“Mike’s experiences will prove invaluable as we work to continue to enhance profitability, earnings consistency, and expand our growth opportunities,” said Schools. “CapStar has a tremendous future and Mike’s reputation nationally for balance sheet management and contribution to scaling growth-oriented regional banks will be a great asset.”

“I would like to thank Rob for his many contributions over the last seven years,” said Schools. “Rob managed our finances through our transition to a public company and his leadership has helped position us for future growth.”

Mr. Fowler will join CapStar subject to the legal close of the pending First Horizon National Corp. and IBERIABANK Corporation merger where he has served as IBERIABANK’s Executive Vice President Financial Risk since 2013. In his 40-year career, Mr. Fowler has held numerous senior executive financial roles within growth-oriented banks and is highly regarded within the industry for his balance sheet management experience. He holds a bachelor’s degree in finance from Loyola University and a Master of Business Administration degree from McCombs School of Business at the University of Texas.

About CapStar Financial Holdings, Inc.

CapStar Financial Holdings, Inc. is a bank holding company headquartered in Nashville, Tennessee and operates primarily through its wholly owned subsidiary, CapStar Bank. CapStar Bank is a bank that seeks to establish and maintain comprehensive relationships with its clients by delivering customized and creative banking solutions and superior client service. CapStar Bank was recognized by Greenwich Associates in 2020, an international marketing firm, as a national Customer Experience Leader for Small Business Banking, Middle Market Banking, and Retail Banking. Visit www.capstarbank.com for more information.

For more information:

Tim Schools

President and Chief Executive Officer, CapStar Bank

(615) 732-7449